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                                                                      EXHIBIT 11
                                                                       1996 10-K

PLEXUS CORP.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS for the year ended September 30, 1996
(In thousands, except per share amounts)




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

                                         Primary    Fully Diluted
                                         -------    -------------
Net income                                  $7,431         $7,431
Adjustment for preferred
  stock dividends earned                       512            -
                                            ------         ------
Adjusted
  net income                                $6,919         $7,431
                                            ======         ======
Weighted average number of
  common shares outstanding                  6,496          6,496
Adjustments:
  Assumed issuances under
    stock option plan                          136            137
Assumed conversion of
    preferred stock                             -             555
                                            ------         ------
                                             6,632          7,188
                                            ======         ======
Net income per common share                 $ 1.04         $ 1.03
                                            ======         ======
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